EXHIBIT 21
Subsidiaries of the Parent Company
The following bank subsidiaries are national banks and are organized under the laws of the United States:
Associated Bank, National Association
Associated Trust Company, National Association
The following non-bank subsidiaries are organized under the laws of the State of Arizona:
Banc Life Insurance Corporation
First Reinsurance, Inc.
The following non-bank subsidiary is organized under the laws of the State of California:
Mortgage Finance Corporation
The following non-bank subsidiaries are organized under the laws of the State of Minnesota:
Employer’s Advisory Association, Inc., d/b/a HR Solutions Group
Financial Resource Management Group, Inc., d/b/a AFG Financial Services, Inc.
Riverside Finance, Inc.
The following non-bank subsidiaries are organized under the laws of the State of Nevada:

ASBC Investment Corp.	Associated Illinois Investment Corp.
Associated Wisconsin Investment Corp.	Associated Minnesota Investment Corp.
The following non-bank subsidiary is organized under the laws of the State of Vermont:
Associated Mortgage Reinsurance, Inc.
The following non-bank subsidiaries are organized under the laws of the State of Wisconsin:

Associated Commercial Finance, Inc.	Associated Community Development, LLC
Associated Financial Group, LLC	Associated Illinois Real Estate Corp.
Associated Investment Management, LLC	Associated Investment Partnership I, LLC
Associated Investment Partnership II, LLC	Associated Investment Services, Inc.
Associated Minnesota Real Estate Corp.	Associated Mortgage, LLC
Associated Wisconsin Real Estate Corp.	First Enterprises, Inc.
IQuity Group, LLC	Associated Risk Group, LLC